Exhibit 6

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the common stock, no par value per share, of Weight Watchers International, Inc. dated as of March 7, 2011, is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: March 7, 2011.

WESTEND S.A.

By:	/s/ Pascal Minne
Name:	Mr. Pascal Minne
Title:	Director

STICHTING ADMINISTRATIEKANTOOR WESTEND

By:	/s/ Pascal Minne
Name:	Mr. Pascal Minne
Title:	Sole Member of the Board

MR. PASCAL MINNE

/s/ Pascal Minne

ARTAL HOLDINGS SP. Z O.O., SUCCURSALE DE LUXEMBOURG

By:	/s/ Audrey Le Pit
Name:	Audrey Le Pit
Title:	Branch Manager

ARTAL INTERNATIONAL MANAGEMENT S.A.

By:	/s/ Anne Goffard
Name:	Anne Goffard
Title:	Managing Director

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